Exhibit 10(a)

Form of
CHURCHILL DOWNS INCORPORATED
NON-EMPLOYEE DIRECTOR
RESTRICTED SHARE UNITS AGREEMENT
THIS RESTRICTED SHARE UNITS AGREEMENT (the “Agreement”) is made as of the ____ day of ____, ______ by and between _______________ (“Participant”), who resides at_____________________________, and Churchill Downs Incorporated (the “Company”), a Kentucky corporation with its principal place of business at 600 North Hurstbourne Parkway, Suite 400, Louisville, KY 40222, pursuant to the provisions of the Churchill Downs Incorporated 2016 Omnibus Stock Incentive Plan (the “Plan”).
WITNESSETH:
WHEREAS, the Compensation Committee of the Board of Directors of the Company (the “Board”) has determined that part of the annual retainer compensation for the service of non-employee members of the Board (“Director”) shall be deferred and paid at the conclusion of the Director’s service in the form of Common Stock of the Company, no par value (“Common Stock”);
WHEREAS, on February 24, 2016, the Board adopted the Plan, which was approved by the shareholders of the Company at the 2016 Annual Meeting of Shareholders on April 27, 2016;
WHEREAS, the Plan provides for the granting of Restricted Share Units, in accordance with the terms and provisions thereof;
WHEREAS, Participant is a non-employee Director who the Compensation Committee of the Board considers to be a person eligible for grants of Restricted Share Units under the Plan and has determined that it would be in the best interest of the Company to grant the Participant the Restricted Share Units documented herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual undertakings herein contained, and for other good and valuable consideration, the mutuality, receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1.Grant of Restricted Share Units. In accordance with the terms of the Plan and subject to the further terms, conditions and restrictions contained in this Agreement, the Company hereby grants to Participant on the date first above written, and shall grant to Participant annually thereafter provided that Participant is a Director of the Company on such future grant date, Restricted Share Units (the “Units”), calculated using the closing share price as of the date of the most recent Annual Meeting of Shareholders, whereby the Company shall issue or transfer shares of Common Stock to Participant in the future, in consideration for services to be performed by Participant as a Director of the Company, subject to the fulfillment during the deferral period of such terms, conditions and restrictions contained in this Agreement. The number of Units granted to Participant pursuant to this Agreement shall be _______, being equivalent to that number of whole shares, and a fraction thereof, of Common Stock the value of which on the grant date equals _________________________________.

2.Restricted Share Unit Account. Restricted Share Units represent hypothetical shares of Common Stock, and not actual shares. The Company shall establish and maintain a Restricted Share Unit account (“Unit Account”), as a bookkeeping account on its records, for the Participant and shall record in such account the number of Units granted to Participant. No shares of Common Stock shall be issued to Participant at the time any grant is made, and the Participant shall not be, nor have any of the rights or privileges of, a stockholder of the Company with respect to any Units recorded in the Unit Account. Participant shall not have any interest in any fund or specific assets of the Company by reason of this award or the Unit Account established for Participant.
3.Dividend Equivalents. Participant’s Unit Account referred to in Section 2 shall be credited with additional Units equivalent to the value of any dividends declared and paid on Common Stock (“Dividend Equivalents”) determined as if the Units credited to the Participant’s Unit Account were an equivalent number of shares of Common Stock, with the number of additional Units to be credited determined by the number of whole shares, and a fraction thereof, of Common Stock having a value on the date such dividend is declared equal to such dividend amount.
4.Vesting. The Units granted on the date of this Agreement, and any Units granted hereafter, shall be subject to forfeiture until the Units vest. The units shall vest in full upon the earlier of (i) the twelve (12) month anniversary of the date of this Agreement and (ii) the day immediately preceding the annual meeting of shareholders of the Company next occurring after the date of this Agreement, provided that Participant is a Director of the Company on such date, or upon an earlier Change in Control, death or Disability. Notwithstanding the foregoing, actions taken in compliance with that certain Stockholder’s Agreement dated as of September 8, 2000, among the Company, Duchossois Industries, Inc. and subsequent signatories thereto, as amended from time to time, shall not be deemed a Change in Control. For purposes of this Agreement, “Disability” means that Participant becomes “disabled” within the meaning of Section 409A(a)(2)(C) of the Code or any successor provision and the applicable regulations thereunder. Any Dividend Equivalents credited with respect to such Units shall vest at the same time as such Units vest.
5.Forfeiture of Unvested Restricted Units. If Participant ceases to serve as a Director of the Company for any reason, any Units (including Dividend Equivalents) that shall not have vested in accordance with Section 4 shall automatically terminate and be forfeited to the Company without payment of any consideration by the Company, and neither Participant nor any heir, personal representative, successor or assign of Participant shall have any right, title or interest in or to such forfeited Units.
6.Payment of Unit Account. At such time as Participant ceases to serve as a Director of the Company, or upon an earlier Change in Control, the Company shall issue to Participant, within thirty (30) days thereafter, one share of Common Stock for each vested Unit credited to Participant’s Unit Account. The issuance of Common Stock to Participant pursuant to this Agreement is subject to all applicable foreign, federal, state, local and other taxes. Notwithstanding any provision of this Agreement to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Internal Revenue Code Section 409A, if Participant is a “specified employee” (as defined in said Section 409A) on his or her date of “separation from service” (as defined in said Section 409A), any distribution may not be made earlier than the date which is six (6) months after the date of Participant’s separation from service (or, if earlier, the date of death of Participant), and any amount to be so delayed shall be paid on the earlier of the first business day following the expiration of such six (6) month period or as soon as practical following Participant’s death.
7.Nature of Grant. In accepting the Units, Participant acknowledges that: (i) the Plan is established voluntarily by the Company, is discretionary in nature and may be modified, amended, suspended or terminated at any time, unless otherwise provided in this Agreement; (ii) the grant of the Units does not create any contractual or other right to receive future grants of Restricted Share Units, or benefits in lieu of Restricted Share Units, even if Restricted Share Units have been granted repeatedly in the past; (iii) all decisions with respect to future Restricted Share Unit grants, if any, will be at the sole discretion of the Board; (iv) Participant is voluntarily entering into this Agreement; and (v) the value of Units acquired upon vesting may increase or decrease in value, and no claim or entitlement to compensation or damages shall arise from termination of Units or from any diminution in value of the Units.
8.No Stockholder Rights. Neither Participant, nor any person entitled to receive payment in the event of Participant’s death, shall have any of the rights and privileges of a stockholder of the Company unless and until certificates for Common Stock have been issued upon Participant ceasing to serve as a Director of the Company.
9.Restrictions. The Units, and all rights with respect to such Units, may not be sold, assigned, transferred, exchanged, pledged, hypothecated or otherwise encumbered or disposed of.
10.Withholding Requirements. The Company shall have the right to (i) withhold from sums due to Participant, (ii) require Participant to remit to the Company, or (iii) retain shares of Common Stock otherwise deliverable to Participant in an amount sufficient to satisfy any Federal, state or local withholding tax requirements prior to making such payments or delivering any such shares of Common Stock to Participant.
11.Effect Upon Position as a Director. Nothing contained in this Agreement shall confer upon Participant the right to continue in his or her position as a Director of the Company or affect any right that the Company may have to remove Participant as a Director of the Company.
12.Captions. The captions and section headings used herein are for convenience only, shall not be deemed part of this Agreement and shall not in any way restrict or modify the context and substance of any section or paragraph of this Agreement.
13.Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their heirs, personal representatives, successors and assigns. Participant hereby agrees to accept as binding, conclusive and final all decisions and interpretations of the Compensation Committee upon any questions arising under this Agreement.
14.Notices. Notices shall be deemed delivered if delivered personally or three days after being deposited in the United States mail to the Company in care of its Secretary at its executive offices at 600 North Hurstbourne Parkway, Suite 400, Louisville, KY 40222, and to Participant at the current address shown on the payroll records of the Company, or at such other address as either party may hereafter designate in writing to the other.
15.Severability. The invalidity or unenforceability of any provision of the Agreement shall not affect the validity or enforceability of the remaining provisions of the Agreement, and such invalid or unenforceable provision shall be stricken to the extent necessary to preserve the validity and enforceability of the Agreement.
16.Incorporation of Plan. The Units are granted pursuant to the terms of the Plan and this Agreement, and the Units shall in all respects be interpreted in accordance with the Plan and this Agreement.
17.Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Kentucky. Participant consents to the exclusive jurisdiction of the courts of the Commonwealth of Kentucky and of any federal court located in Jefferson County, Kentucky in connection with any action or proceeding arising out of or relating to this Agreement, any document or instrument delivered pursuant to or in connection with this Agreement, or any breach of this Agreement or any such document or instrument.
18.Entire Agreement. This Agreement and the Plan contain the entire agreement between the parties hereto with respect to the subject matter hereof. It supersedes all prior written or contemporaneous oral agreements related thereto.

IN WITNESS WHEREOF, the Company and Participant have executed and delivered this Agreement as of the date first above written.

CHURCHILL DOWNS INCORPORATED

By:    _______________________________________________

Title:    _______________________________________________

PARTICIPANT:

By:    _______________________________________________
[INSERT NAME]